UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015

1PM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-203276	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

312 S. Beverly Drive #3104, Beverly Hills, California
(Address of principal executive offices) (zip code)

(424) 253-9991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01.	Regulation FD Disclosure.

(1)	The Company has received questions and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q.1. Has the Company begun selling product?

A.1. Yes. The Company has been selling product at the HempCon events that we attended. We sold cans and waffles at the events. Additionally, the product is available in a few dispensaries in Northern California. We used these as test markets for the product.

Q.2. What is the Company’s main goal for the reminder of the year?

A.2. Our main goal is to be in 100 dispensaries by the end of the year with each selling approximately 100-150 units per month.

Q.3. Will the Company add additional products?

A.3. Yes. We will be adding 3 flavors to the product line in the next 2-3 weeks. Additionally, we have begun development of spreads and baked goods. Our goal is to have between 5-10 products available by the end of the year.

Q.4. What product(s) are currently available?

A.4. The Company previously was testing its Pancake and Waffle Batter which was in an 18oz can with 330 mg of THC which had a suggested price of $40 per unit. The Company will be rolling out for dispensaries 2 variations of an 8 oz can. The first will be 120 mg of THC with a suggested price of $20 and the second will be 40 mg of THC with a suggest price of $10. The Company is looking at the new regulations and the move to possibly “Adult Use” in California.

Q.5. When is the next event the Company will be at?

A.5. The Company will have a booth at the San Bernardino HempCon on November 6-8. We would love to have shareholders visit us at the booth.

Q.6. Will the Company expand outside of California?

A.6. The Company is currently focusing its efforts in California. California remains the largest state market at $980 million, even without Adult Use regulations. Once Adult Use is adopted -- which is likely by 2017 -- the total California market could increase to $5-10 billion annually. Once we have established a firm foundation in California, we will look at expanding to Colorado, Washington and Nevada.

(2)	On October 6, 2015, the Company issued a press release. The Press Release is furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	1PM Industries press release dated October 6, 2015.

2

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1PM Industries, Inc.

Dated: October 7, 2015	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO